UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2006

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

(508) 549-9981
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURE

Item 1.02. Termination of a Material Definitive Agreement.
On March 31, 2005, Cyberkinetics Neurotechnology Systems, Inc. (the “Registrant”) entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (the “Lender”). The Agreement provided for a revolving line of credit in an amount up to $3 million (the “Line”). Borrowings under the Line bore interest at the prime rate plus 3%. Interest on the Line was payable monthly with the principal amount of all borrowings under the Agreement due on March 30, 2006. Under the terms of the Agreement, the Registrant granted the Lender a first priority security interest in all properties, rights and other assets of the Registrant, excluding intellectual property.
On January 5, 2006, the Registrant paid all amounts due and owing under the Agreement and terminated the Agreement. Effective immediately upon the termination of the Agreement, all security interests and other liens held by the Lender in all properties, rights and other assets of the Registrant were discharged.
On December 27, 2005, the Registrant entered into a Loan and Master Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation. The Loan Agreement provides for borrowings in an amount up to $6 million, of which $4 million is available immediately (“Tranche 1”) and the remaining $2 million is available upon the Registrant’s achievement of certain milestones, as more fully described in the Loan Agreement. Before the Registrant may borrow any funds under Tranche 1, the Registrant must have paid all amounts outstanding and due under the Line and fully satisfy and discharge any liens, claims and encumbrances on the Registrant’s property and intellectual property arising from the Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.
Date: January 10, 2006	By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
President and Chief Executive Officer (Duly Authorized Officer)